Exhibit 10.12

DATED 6th SEPTEMBER 2010

ProteoSys AG

and

Mind-NRG SA

and

Pentavest S.à.r.l

Bird & Bird LLP
15 Fetter Lane
London EC4A 1JP

Tel:  020 7415 6000
www.twobirds.com
Ref:  ECP/SJS/INDVM.0006

THIS AGREEMENT dated 6th September 2010 is made between:

PARTIES

(1)                                 ProteoSys AG incorporated and registered in Germany whose registered office is at Carl-Zeiss Str. 51, 55129 Mainz, D-55129, Germany(“ProteoSys”); and

(2)                                 Mind-NRG SA incorporated and registered in Switzerland whose registered office is at 2 rue de Jargonnant, 1207 Geneva, Switzerland (“Mind-NRG”); and

(3)                                 Pentavest S.à.r.l. incorporated and registered in Luxembourg whose registered office is at 41 boulevard du Prince Henri, L-1724 Luxembourg (“Pentavest”).

Recitals:

(A)                               ProteoSys has agreed to assign to Mind-NRG the Intellectual Property in Neuregulin 1 and its different isoforms and derivative products on the terms and conditions set out below.

(B)                               Mind-NRG is a company which was established for the purpose of owning and further marketing the Intellectual Property in Neuregulin and its different isoforms and derivative products and developing Neuregulin in at least one major indication.

(C)                              Pentavest will be the lead investor in Mind-NRG

WHEREBY IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               The definitions and rules of interpretation in this clause apply in this agreement.

“Affiliates” means in relation to a Party, any entity or person that Controls, is Controlled by, or is under common Control with that Party.

“Background IP” means any background Know-how, any patented and unpatented information, materials, and data, whether or not patentable, which is owned or controlled by ProteoSys at the Execution Date and which is reasonably required for the development, manufacture, use or sale of the Product.

“Business Day” means a day other than a Saturday, Sunday or public holiday in Switzerland when banks in Zurich are open for business;

“Control” means direct or indirect beneficial ownership of 50 per cent or more (or, outside a Party’s home territory, such lesser percentage as is the maximum permitted level of foreign investment) of the share capital, stock, or other participating interest carrying the right to vote or to distribution of profits of that Party, as the case may be.

“Development” means a development plan for the Product as set out at Schedule A to this Agreement.

“Execution Date” means the date set out at the head of this Agreement.

“Field” means Neurologic and Psychiatric disorders and all other therapeutic prophylactic and diagnostic indications.

“IND” means the authorisation rendered by either the FDA with regard to an Investigational New Drug Application of any other authorisation or permit rendered by any other competent authority in the European Union or any other country as designated by Mind-NRG to carry out clinical investigation in phase I for the Product.

“Intellectual Property” means any and all patents, utility models, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, property rights in biological or chemical materials, Know-how, extension of the terms of any such rights (including supplementary protection certificates), applications for and the right to apply for any of the foregoing registered property and rights, and similar or analogous rights anywhere in the Territory.

“Joint Steering Committee” (“JSC”) means a committee established in accordance with clause 7 and with the powers and obligations set out therein.

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“Know-how” means unpatented technical information (including without limitation information relating to inventions, discoveries, concepts, methodologies, models, research, development and testing procedures; the results of experiments, test, and trials; manufacturing processes, techniques, and specifications; and quality control data, analyses, reports, and submissions) that is not in the public domain.

“Master Services Agreement” means an agreement dated             entered into by ProteoSys and Mind-NRG.

“New Product IP” means Intellectual Property created during the course of the collaboration between ProteoSys and Mind-NRG and claiming or relating to the Product or to the Product IP.

“Parties” means ProteoSys and Mind-NRG.  ‘Party’ shall mean any one of them.

“Patents” means the patents and patent applications identified in Schedule B together with any other patents in those patent families as well as any other applications, divisionals, continuations or continuations in part which are within the ownership or control of ProteoSys.

“Product” means Neurogulin 1 and its different isoforms and derivative products including fragments such as NRG 1β, extra cellular domain as described in the patents identified in Schedule B

“Product IP” means any patented and unpatented information, materials and data (including all preclinical and clinical data) whether or not patentable and any other Intellectual Property which is owned or controlled by ProteoSys at the Execution Date and which relates specifically to the Product.

“Project” the development and exploitation of Neuregulin in at least one major indication, the Intellectual Property in Neuregulin and its different isoforms and derivative products;

“Quarter” means a period of three months commencing on 1 January, 1 April, 1 July or 1 October; and ‘Quarterly’ shall be construed accordingly.

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“Territory” means worldwide.

2.                                      ASSIGNMENT

2.1                               In consideration of the payment by Mind-NRG of the sums set out at clause 3, ProteoSys, with full title guarantee hereby assigns and transfers to Mind-NRG all of its right, title and interest in the Product and the Product IP, which assignment and transfer is hereby accepted by Mind-NRG.

2.2                               The assignment effected by this clause 2 shall include, without limitation the assignment and transfer of:

2.2.1                     all patents and other Intellectual Property that may be granted pursuant to any application listed in Schedule B or otherwise, as well as all patents or other Intellectual Property that may derive priority from or have equivalent claims to or be based upon the Intellectual Property set out in Schedule B in any part of the Territory (including supplementary protection certificates, divisions, continuations, continuations in part, reissues, re-examinations, and extensions) or any other registered Intellectual Property comprising the Product IP;

2.2.2                     the right to apply for and obtain any item of Intellectual Property referred to in clause 2.2.1 above; and

2.2.3                     any other unregistered Intellectual Property specifically relating to the Product;

2.2.4                     the entire right, title and interest in and to the existing and / or future copyright and rights in the nature of copyright in the works comprising the Product IP throughout the world for the full term of the copyright in them and all renewals or extensions of such rights;

2.2.5                     all rights in respect of any Know-how specifically relating to the Product;

2.2.6                     all rights of action, powers, and benefits arising from ownership of the Product IP including without limitation the right to sue for damages and other legal and

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equitable remedies in respect of all causes of action arising before, on or after the Execution Date.

2.3                               ProteoSys grants to Mind-NRG a sole license to use the Background IP for research purposes in relation to the Product in the Field within the Territory.  ProteoSys shall not grant any other licenses to any third party to use the specific Background IP in the Field within the Territory.  Mind-NRG may grant sub-licences to use the Background IP in the Field with the prior written consent of ProteoSys, such consent not to be unreasonably withheld or delayed.  The licence granted by ProteoSys to use the Background IP under this clause 2.3 is non-transferable save for on a sale of Mind-NRG or of all or substantially all of the assets of Mind-NRG.

2.4                               Any New Product IP will be owned by Mind-NRG.

2.5                               ProteoSys shall execute such documents and at Mind-NRG’s expense shall give such assistance to Mind-NRG as Mind-NRG may reasonably require (but not including any further scientific work to support any patent applications save as stated in this Agreement):

2.5.1                     to secure the vesting in Mind-NRG of all Product IP;

2.5.2                     to uphold Mind-NRG’s rights in the Product IP;

2.5.3                     to defeat any challenge to the validity of, and resolve any questions concerning any of the registered rights comprising the Product IP including those set out at Schedule B;

2.5.4                     to enable Mind-NRG or its nominee to enjoy the full benefit of the Product IP assigned in this Agreement and to enjoy the exclusive benefit of any extension or further grant of any registered rights comprising the Product IP vested in Mind-NRG by virtue of this Agreement;

2.6                               To the extent that the assigned Product IP includes any Know-how protected under the laws governing confidential information, references to the assignment of such Know-how shall include the following obligations on ProteoSys:

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2.6.1                     ProteoSys shall transfer to Mind-NRG such rights as it may have in law to prevent the unauthorised use or disclosure of such Know-how;

2.6.2                     to the extent that such rights cannot be or are not transferred by virtue of the provisions of clause 2.2.6, ProteoSys will agree to be joined in any action (whether as a claimant or otherwise) brought by Mind-NRG or its assignee against any third party that is alleged to infringe such rights, subject to Mind-NRG’s effectively indemnifying it against any damages, costs and expenses incurred in relation to any such action;

2.6.3                     ProteoSys will neither use nor disclose any such Know-how without the prior written consent of Mind-NRG, but these obligations of non-use and non-disclosure shall cease upon the know-how becoming publicly known (other than as a result of breach of this clause by ProteoSys);

2.6.4                     ProteoSys warrants and represents that it is not aware of any disclosure of any such Know-how to any third party before the date of this Agreement, except under written obligations of confidentiality.

2.6.5                     ProteoSys shall:

2.6.5.1                              inform Mind-NRG of all technical information concerning the assigned Product IP;

2.6.5.2                              supply Mind-NRG with any documents or drawings relevant to the assigned Product IP

2.6.5.3                              grant a royalty free license to Mind-NRG to use such documents referred to at clause 2.6.5.2 above.

2.7                               To the extent that the Product IP includes works subject to copyright, ProteoSys shall use reasonable endeavours to procure that the relevant author irrevocably and unconditionally waives all of his or her moral rights arising from any such works in so far as he or she may lawfully do so.

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3.                                      CONSIDERATION

3.1                               In consideration for the assignment of Product IP at clause 2, Mind-NRG shall pay to ProteoSys the sum of €33,333.33 per month for a period beginning on the Execution Date and ending 15 months thereafter during the term of this Agreement and shall make milestone payments based on the first achievement of certain milestones as set out below:

Milestone	Amount
IND approval granted	€500,000; to be paid 14 days after granting the approval
First dosing of a patient in a Phase IIa clinical trial	€700,000; to be paid 14 days after treatment with the Product of the first patient enrolled in the study

3.2                               Further Mind-NRG shall pay to ProteoSys all legal expenses incurred with regard to this agreement, the Master Services Agreement and all other relating agreements up to a maximum amount of €10,000.

3.3                               All figures stated in this Clause 2.6.3 to be payable by Mind-NRG to ProteoSys are exclusive of value added tax (“VAT”) which shall be payable by Mind-NRG and ProteoSys shall deliver to Mind-NRG upon request a proper VAT invoice for the amount (if any) of VAT chargeable.

4.                                      EXCLUSIVITY

4.1                               Save as provided hereto, ProteoSys agrees that it or its Affiliates, or any subcontractor, consultant or agent acting under the instructions of ProteoSys will not develop or commercialise the Product.

4.2                               ProteoSys shall use its best endeavours to enforce clause 4.1 against:

4.2.1                     any party named in clause 4.1;

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4.2.2                     any employee during the course of its employment and to the extent that it is able against any employee following termination of their employment.

5.                                      RECORDAL OF ASSIGNMENT

5.1                               Mind-NRG shall, at its own cost, promptly record the assignment granted to it in clause 2.1 in the relevant registries in the Territory.

5.2                               ProteoSys shall execute a confirmatory assignment in the form set out at Schedule C at Mind-NRG’s cost, to enable Mind-NRG to comply with clause 5.1.

6.                                      RELEASE FROM OBLIGATIONS RELATING TO THIRD PARTIES

6.1                               ProteoSys shall assign to Mind-NRG all its right, title, interest and benefit in and to the agreement with Biomeva (Heidelberg) attached to this Agreement at Schedule D.  Biomeva has indicated its consent to the assignment under this clause 6.1 by letter attached to this Agreement at Schedule D.

6.2                               Subject to the assignment at clause 6.1 Mind-NRG agrees to perform all ProteoSys’s obligations under the Biomeva Agreement at Schedule D.

6.3                               Mind-NRG shall release and hold harmless ProteoSys from all obligations relating from a development and manufacturing agreement entered in with Biomeva (Heidelberg) as attached hereto in Schedule D.  For the avoidance of doubt such release shall include the liability in the sum of €60,000, where incurred prior to execution of this Agreement, in the performance of the Biomeva agreement in purchasing materials for the production of the first 1g batch of Neuregulin 1.

7.                                      JOINT STEERING COMMITTEE

7.1                               The JSC shall consist of two representatives of Pentavest, two representatives of ProteoSys, the Chief Medical officer of Mind-NRG and one representative of any other future Major Investor in Mind-NRG notified by each Party to the other from time to time.  Within 30 days of the Execution Date, each Party shall notify the other Party of the names of its first members of the JSC.

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7.2                               The JSC shall:

7.2.1                     receive regular reports from Mind-NRG and monitor the conduct, nature, progress in the Development Plan, and results of the Product development;

7.2.2                     discuss, analyse and evaluate all scientific, medical and technical matters and shall report to the board of directors of Mind-NRG any conclusions and recommendations in relation to the ongoing research strategy and objectives of the Project;

7.2.3                     put forward proposals to the board of directors of Mind-NRG in relation to the obligations and objectives of the Parties in connection with the commercialisation of the New Product IP and / or Products including making any modifications to the Development Plan from time to time.  The board of directors shall have the exclusive right to take any and all decisions in relation to the future operation of the Project including strategic and commercial decisions.

7.2.4                     to meet Quarterly or at such intervals as it considers appropriate to undertake its obligations or within 14 days of a request for a JSC meeting by Mind-NRG.  Such meetings may be by video or telephone conference as agreed by the JSC; and

7.2.5                     perform any other function specified in this Agreement.

8.                                      SUPERVISION AND MONITORING

8.1                               The board of directors of Mind-NRG shall have the overall competence to decide upon the performance of the Project in particular putting it on hold or cancelling it in total.

8.2                               The supervision and monitoring of the work to be performed by ProteoSys following any relevant Statement of Work as agreed with Mind-NRG following the Master Services Agreement shall be carried out by the board of directors of Mind-NRG.

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9.                                      WARRANTIES

9.1                               ProteoSys warrants as follows:

9.1.1                     complete and accurate particulars of all registered Product IP (including applications for such rights) are set out in Schedule B.

9.1.2                     ProteoSys is the registered proprietor of the Patents and is the sole legal and beneficial owner of all of the other Product IP assigned and holds them free from all encumbrances and all other rights exercisable by third parties.

9.1.3                     no Intellectual Property rights other than the Product IP and Background IP are required in order to continue the research in developing the Product.

9.1.4                     The Product IP rights are valid, subsisting and enforceable, and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable.  In particular:

9.1.4.1                              all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

9.1.4.2                              all confidential information (including know-how and trade secrets) owned or used in connection with the Product IP has been kept confidential and has not been disclosed to third Parties (other than Parties who have signed written confidentiality undertakings in respect of such information);

9.1.4.3                              there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of the Product IP rights.

9.1.5                     There has been no infringement by any third party of any Product IP, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the Product IP and no such infringement, breach of

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confidence, passing off or actionable act of unfair competition is current or anticipated.

9.1.6                     ProteoSys has not received any notification that the activities involved in developing the Product:

9.1.6.1                              infringe the Intellectual Property rights of any third party;

9.1.6.2                              constitute and are likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

9.1.6.3                              have given and do give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

10.                               TERMINATION

10.1                        This Agreement shall come into force on the Execution Date and shall remain in force unless terminated in accordance with clauses 10.2 or 10.3.

10.2                        Mind-NRG shall have the right to terminate this Agreement at any time for any reason by providing one month’s notice to ProteoSys.

10.3                        ProteoSys shall have the right to terminate this Agreement immediately if:

10.3.1              Mind-NRG is Late with any payment due to ProteoSys under this agreement for more than 60 days and fails to pay despite a reminder from Proteosys within a further delay of 35 days.

10.3.2              Mind-NRG admits inability to pay its debts;

10.3.3              ProteoSys is notified in writing by the board of directors of Mind-NRG that the Project is declared inactive (ie that it is not going to actively pursue the Project); or

10.3.4              the board of directors of Mind-NRG does not respond within 60 days of receiving a written request from ProteoSys to confirm that the Project is active or there has

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been no further financial investment in Mind-NRG for a justified reason for a period of 9 months after the receipt of the notice of request for confirmation.  ProteoSys shall be entitled to make such requests for confirmation no more than twice per year.

10.4                        Any termination of this Agreement shall be made in writing in order to be legally effective.

11.                               EFFECT OF TERMINATION

11.1                        On expiry or termination of this agreement for any reason and subject to any express provisions set out elsewhere in this agreement:

11.1.1              all rights, title and interest to the Product, the Product IP and the Know-how will be assigned back to ProteoSys for no consideration;

11.1.2              the sole license granted to Mind-NRG to use the Background IP will terminate; and

11.1.3              Mind-NRG will grant to ProteoSys a royalty free, irrevocable, perpetual, worldwide non-exclusive license to use the New Product IP.

12.                               FURTHER ASSURANCE

12.1                        Each Party shall, and shall use all reasonable endeavours to procure that any and all such documents are executed and all such acts are performed as are required for the purpose of giving full effect to this Agreement.

13.                               WAIVER

13.1                        No failure or delay by a Party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy.  No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

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14.                               ENTIRE AGREEMENT

14.1                        This agreement and the documents referred to in it constitute the whole agreement between the Parties and supersede any previous agreement between the Parties relating to its subject matter.

14.2                        Each of the Parties acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether negligently or innocently made) other than as expressly set out in this agreement.

14.3                        Nothing in this clause shall limit or exclude any liability for fraud.

15.                               VARIATION

No variation of this agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

16.                               SEVERANCE

16.1                        If any court or competent authority finds that any provision of this agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this agreement shall not be affected.

16.2                        If any invalid, unenforceable or illegal provision of this agreement would be valid, enforceable and legal if some part of it were deleted, the Parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties’ original commercial intention.

17.                               COUNTERPARTS

17.1                        This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this agreement, but all the

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counterparts shall together constitute the same agreement.  No counterpart shall be effective until each Party has executed at least one counterpart.

18.                               THIRD PARTY RIGHTS

No person other than a Party to this agreement, and their respective successors and permitted assigns, shall have any rights to enforce any term of this agreement.

19.                               NO PARTNERSHIP OR AGENCY

Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the Parties, constitute either Party the agent of the other Party, nor authorise either Party to make or enter into any commitments for or on behalf of the other Party.

20.                               NOTICES

20.1                        Any notice required to be given under this agreement shall be in writing and shall be delivered personally, or sent by pre-paid first-class post or recorded delivery or by commercial courier, to each Party required to receive the notice at its address as set out below:

20.1.1              ProteoSys:  Helmut Matthies at Carl-Zeiss-Straße 51, 55129 Mainz, Germany

20.1.2              Mind-NRG:  to both Michèle Ollier at 2 rue de Jargonnant, 1207 Geneva, Switzerland and to Jacques Bonvin at Tavernier Tschanz, 11-bis rue Toepffer, C11-1206 Genève

20.1.3              Pentavest:  Eric Vanderkerken at 41 boulevard du Prince Henri, L-1724 Luxembourg or as otherwise specified by the relevant Party by notice in writing to each other Party.

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20.2                        Any notice shall be deemed to have been duly received:

20.2.1              if delivered personally, when left at the address and for the contact referred to in this clause;

20.2.2              if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second Business Day after posting; or

20.2.3              if delivered by commercial courier, on the date and at the time that the courier’s delivery receipt is signed.

20.3                        A notice required to be given under this agreement shall not be validly given if sent by e-mail.

20.4                        The provisions of this clause 20 shall not apply to the service of any proceedings or other documents in any legal action.

21.                               GOVERNING LAW AND JURISDICTION

21.1                        This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

21.2                        The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

AS WITNESS the hands of the Parties hereto or their duly authorised agents the day and year first above written.

Signed as a deed on behalf of

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PROTEOSYS AG, a company incorporated in Germany by Helmut Matthies, being a person who, in accordance with the laws of that territory, is acting under the authority of the company

/s/ Helmut Matthies

Authorized signatory

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Mind-NRG SA, a company incorporated in Switzerland by Michèle Ollier, being a person who, in accordance with the laws of that territory, is acting under the authority of the company

/s/ Michele Ollier

Authorized signatory

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Pentavest S.à.r.l., a company incorporated in Luxembourg by Jean Steffen, being a person who, in accordance with the laws of that territory, is acting under the authority of the company

/s/ Jean Steffen

Authorized signatory

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SCHEDULE A

Development Plan

ProteoSys will carry out preclinical development work as detailed under the Master Services Agreement to be entered into with Mind-NRG after the Seed Financing, however subject to modification.

SCHEDULE B

Name	Publication Number	Serial Number	Country	Priority / Filing Date	Status

Use of Neuregulin-β as an indicator and/or target	WO/2001/058947	PCT/EP01/01424	International	11-Feb-00 09-Feb-01

Use of Neuregulin-β as an indicator and/or target	WO/2001/058948		International	11-Feb-00 09-Feb-01

Use of Neuregulin-β as an indicator and/or target	CA23999452	2 3999 452	CA	11-Feb-00 09-Feb-01	Pending

Use of Neuregulin-β as an indicator and/or target	EP 1 252 186	01927660.9	EP regional, (designating AT, BE, CH, DE, ES, FR, GB, IE, IT	11-Feb-00 09-Feb-01	Granted 11.01.2006

Use of Neuregulin-β as an indicator and/or target	ES2252216T3		ES	11-Feb-00 09-Feb-01	Granted

Use of Neuregulin-β as an indicator and/or target	US 7538197B2	10/203.450	US	11-Feb-00 09-Feb-01	Granted 26.05.2009

Use of Neuregulin-β as an indicator and/or target	AU0154634		AU	11-Feb-00 09-Feb-01

Name	Publication Number	Serial Number	Country	Priority / Filing Date	Status

Neuregulin-β isoforms associated withi neuronal processes	WO/2003/014156	PCT/EP02/08778	International	6-Aug-01

Neuregulin-β isoforms associated withi neuronal processes	WO/2003/014256	02794563.3	EP regional	21-Dec-01	Pending

Neuregulin-β isoforms associated withi neuronal processes	WO/2003/014156	10/485870	US	6-Aug-02	Pending

Neuregulin-β isoforms associated withi neuronal processes	EP 1 417 230		EP regional	6-Aug-01 6-Aug-02

Active soluble post-translationally modified Neuregulin isoforms	WO/2009/062750	PCT/EP08/009715 Not yet allocated	International EP regional, AU, BR, CA, CN, JP, MX, RU, US	16-Nov-07 17-Nov-08	National phase initiated on 16-May-10

Name	Publication Number	Serial Number	Country	Priority / Filing Date	Status

Diagnostic method for detecting patients with neurodegenerative diseases		61/146752 PCT/EP2010/050	US provisional International	23-Jan-09 21-Jan-10	Pending

Brain-permeable neurotrophic factor		Not yet allocated	US provisional		Application submitted May 2010

SCHEDULE C — CONFIRMATORY ASSIGNMENT

DATED                             2010

ProteoSys AG

and

Mind-NRG SA

THIS AGREEMENT dated                               of                    2010 is made between:

PARTIES

(1)                                 ProteoSys AG incorporated and registered in Germany whose registered office is at
Carl-Zeiss-Straile 51, 55129 Mainz, Germany (“ProteoSys”); and

(2)                                 Mind-NRG SA incorporated and registered in Switzerland whose registered office is at 2 rue de Jargonnant, 1207 Geneva, Switzerland (“Mind-NRG”).

ASSIGNMENT

1.                                      ProteoSys hereby assigns and transfers to Mind-NRG all of its right, title and interest in and to [insert relevant IP right]

2.                                      This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

3.                                      The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims)

Signed as a deed on behalf of

PROTEOSYS AG, a company incorporated in Germany by Helmut Matthies, being a person who, in accordance with the laws of that territory, is acting under the authority of the company

Authorised signatory

Mind-NRG SA, a company incorporated in Switzerland by [Michèle Oilier], being a person who, in accordance with the laws of that territory, is acting under the authority of the company

Authorised signatory

SCHEDULE D — BIOMEVA AGREEMENT

CONTRACT DEVELOPMENT AND MANUFACTURING AGREEMENT

THIS AGREEMENT is made as of April 28th 2009 (the “Effective Date”)

BETWEEN:

ProteoSys AG, a corporation duly incorporated under the laws of the Federal Republic of Germany having its principal place of business at Carl-Zeiss-Straße 51, D-55129 Mainz, Germany

(“ProteoSys”)

AND:

BIOMEVA GmbH, a corporation duly incorporated under the laws of Federal Republic of Germany having its principal place of business at Czernyring 22, 69115 Heidelberg, Germany

(“BIOMEVA”)

WHEREAS:

(A)                               ProteoSys is interested in a production process for the external domain of neuregulin 1 beta as well as In the manufacture of clinical grade material thereof.

(B)                               BIOMEVA has both technical Know-How and manufacturing capacity for manufacture Of biopharmaceuticals.

NOW THEREFORE, in furtherance of and in consideration of the premises and the mutual covenants, terms and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1                               In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)                                 “Affiliate(s)” means any entity that directly or indirectly owns, is owned by or is under common ownership with, a Party to this Agreement, where “Own” or

“Ownership” means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity, provided, however, that if the law of the jurisdiction in which such entity operates does not allow fifty percent (50%) or greater ownership by a Party to this Agreement, such ownership interest shall be the direct or indirect ownership by a Party of the maximum amount permitted by the law of such jurisdiction of outstanding voting securities of such entity.

(b)                                 “GMP” means good manufacturing practices as determined by, and promulgated as guidance by the International Conference on Harmonization (ICH).

(c)                                  “Commercially Reasonable Efforts” means efforts and resources commonly used in the pharmaceutical industry, taking into consideration safety and efficacy, cost of development, availability of funds to carry out operations, the relative competitive positions of parties as a result of alternattve products, proprietary positions, the likelihood of regulatory approval and all other relevant factors that go into making reasonable, informed business decisions.

(d)                                 “Confidential Information” has the meaning as set out in Section 5.1.

(e)                                  “Effective Date” means the date this Agreement is made of and indicated on the first page.

(f)                                   “ICH” means International Conference on Harmonization.

(g)                                  “IMPD” means Investigational Medicinal Product Dossier.

(h)                                 “Know-How” means any and all technical, scientific and other Know-How and information, Trade Secrets, knowledge, technology, means, methods, processes, practices, formulae, Instructions, skills, techniques, procedures, experiences, Ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including clinical data, patient data, improvements and/or Technical Information.

(i)                                     “Master Cell Bank” or “MCB” and “Working Cell Bank” or “WCB” means a collection of ampoules containing copies of NRG-1 beta Production Clone.

(j)                                    “Notice” has the meaning as set out in Section 10.1.

(k)                                 “NRG-1 beta” means the external domain of neuregulin 1 beta (reference product from R&D Systems, catalog number 377-HB/CF) as encoded by the NRG-1 beta Production Clone in bulk purified form.

(l)                                     “NRG-1 beta Production Clone” has the meaning as set out in Section 2.1(c).

(m)                             “Party” or “Parties” refers to either ProteoSys or BIOMEVA or both as required by the context.

(n)                                 “Product Specifications” means the minimum passing specifications for NRG-1 beta in bulk purified form as described in Annex B.

(o)                                 “Purchase Order” means a Notice, whereby ProteoSys orders BIOMEVA to initiate the next project step.

(p)                                 “Reasonable Efforts” as used herein, means a lower standard than that of Commercially Reasonable Efforts, but it implies that Parties will try to do what is necessary to comply with the provisions of this Agreement where such a standard is called for and In no way act in an unreasonable fashion.

(q)                                 “Recipient(s)” has the meaning as set out In Section CI

(r)                                    “Scope of Work” has the meaning as described in Part 2.

(s)                                   “Technical Information” means any and all information relevant for the technology platform as used to manufacture NRG-1 beta.

(t)                                    “Term” has the meaning as set out in Section 8.1.

(u)                                 “Trade Secrets” means that secret compilation (the secrecy of which is guarded by BIOMEVA) of Information that BIOMEVA has to develop both cell culture and downstream purification processes for the manufacture of NRG-1 beta.  But for the grant of a license to use the Trade Secrets, it would take an immense amount of time, effort and money for others to innocently acquire the information that gives BIOMEVA an advantage over competitors who do not possess the Trade Secrets.

Interpretation

1.2                               In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a)                                 “this Agreement” means this agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement,

(b)                                 a reference to a “Part” is to a Part of this Agreement, and the word “Section” followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated,

(c)                                  headings are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or any part of it,

(d)                                 an accounting term not otherwise defined herein has the meaning assigned to it, and every calculation to be made hereunder is to be made, in accordance with accounting principles generally accepted in Germany applied on a consistent basis,

(e)                                  a reference to currency means European Union Euro (€),

(f)                                   a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations unless otherwise Indicated,

(g)                                  a reference to an entity includes any successor to that entity, whether by merger, acquisition, or any other means by which the entity may be succeeded by another

(h)                                 a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa, and

(i)                                     a reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

PART 2
SCOPE OF WORK

2.1                               NRG-1 beta Production Clone and Process Development

(a)                                 Subject to the terms of this Agreement, ProteoSys shall provide to BIOMEVA the sequence Information coding for the fragment of NRG-1 beta.  BIOMEVA shall start the clone development process only after having received from ProteoSys the sequence information to Its reasonable satisfaction.  The sequence will be optimized for usage in E. coli and synthesized by a suitably certified, external laboratory.  ProteoSys will bear such external costs.

(b)                                 BIOMEVA shall suitably establish two to three different host/induction systems using E. coli with the obtained genetic constructs and select the most suitable expression system based or first experiments in small scale fermentation.

(c)                                  BIOMEVA shall then establish a MCB of NRG-1 beta Production Clone and organize the qualification of this MCB in its own laboratories and in addition - if necessary for some specific characterization methods - by a suitably certified, external laboratory.  Additionally to the payments as set forth in Annex A, ProteaSys will bear the costs for such a qualification that accrue by BIOMEVA and such a suitably certified, external laboratory, provided, however that BIOMEVA received ProteoSys’s consent prior to accepting the external laboratory’s offer for services.

(d)                                 Based on the results of the evaluation of clones, ProteoSys will decide if BIOMEVA should proceed to the process development (go/no go decision).  The project will be on hold until the decision by ProteoSys is made.  The timelines as defined in Annex C will be extended for the duration between the day Proteosys received the results of the evaluation of clones from BIOMEVA and the day BIOMEVA received ProteoSys’ Purchase Order for the process development.  BIOMEVA shall develop both fermentation and downstream purification processes suitable for the manufacture of NRG-1 beta under GMP conditions in clinical grade quality.

(e)                                  BIOMEVA shall store a part of the MCB at Its own facility for a three (3) year period starting from the first day of storage of this MCB at BIOMEVA.  At completion of the three (3) year period BIOMEVA will return the MCB to ProteoSys or to a facility nominated by ProteoSys.  The storage of the other part of the MC8 remains the responsibility of ProteoSys on PrateaSys expense.  BIOMEVA will also make available any and all NRG-1 beta Production Clone documentation needed for regulatory filings to any regulatory body to which ProteoSys may apply for clinical use and/or registration of NRG-1 beta.

2.2                               BIOMEVA to manufacture NRG-1 beta for ProteoSys

(a)                                 Based on the results of the process development, ProteoSys will decide if BIOMEVA should proceed to the manufacturing of preclinical and clinical material (go/no go decision).  The project will be on hold until the decision by ProteoSys is made and has placed a Purchase Order with BIOMEVA.  The timelines as defined In Annex C will be extended for the duration between the day ProteoSys received the results of the evaluation of clones from BIOMEVA and the day BIOMEVA received ProteoSys’s Purchase Order for the production.

(b)                                 BIOMEVA will perform its services under this Agreement diligently using its professional, state-of-the-art skill and care.  BIOMEVA shall perform the services under this Agreement according to GMP, where applicable, and subject to terms and conditions as set out under this Agreement.

(c)                                  BIOMEVA will throughout the performance of its services under this Agreement keep ProteoSys reasonably informed of the progress of the services.  Such information will include brief monthly status updates delivered by e-mail.

(d)                                 During the Term of this Agreement, BIOMEVA shall manufacture 1 g of NRG-1 beta in GMP-like quality for toxicology studies and provide an adequate documentation.  Furthermore, BIOMEVA shall manufacture 20 g of NRG-1 beta in BIOMEVA’s certified facilities In accordance with Part 2 of this Agreement.  BIOMEVA shall manufacture NRG-1 beta under GMP Conditions and bear the costs of batch releases as well as tests and assays to be undertaken in accordance with the Product Specifications.

(e)                                  ProteoSys has provided a qualified method for the determination of the potency of NRG-1 beta, Annex B.

(f)                                   Additionally, BIOMEVA will perform a stability study at storage temperature of 2-8°C as well as accelerate stability testing at 25°C and 37°C.

2.3                               BIOMEVA to provide documentation to ProteoSys

BIOMEVA will provide ProteoSys with all necessary documentation in its custody and control regarding the manufacturing of NRG-1 beta required by regulatory authorities In the section “Quality Data” of an Investigational Medicinal Product Dossier (“IMPD”) documentation for the clinical experiences In human application or any other data beyond the GMP-specifications.  In the event that this documentation contains information proprietary to BIOMEVA, such information shall be transmitted at ProteoSys’ request to relevant regulatory authorities for submission as a “closed part” of a submission for registration and approval.  Costs for provision of this documentation i.e. “dosed part” are to be borne by BIOMEVA.

2.4                               BIOMEVA to transfer manufacturing technology

At the request of ProteoSys, BIOMEVA will transfer the technology for the manufacturing of NRG-1 beta to a third party designated by ProteoSys.  Upon completion, ProteoSys will pay the applicable technology transfer fee as defined in Annex A to BIOMEVA.  This payment is due in case BIOMEVA submits an offer to manufacture the required quantity and quality of NRG-1 beta at a competitive level.

If the technology transfer is requested following project step 8 as set out in Annex A, BIOMEVA is entitled to the full transfer fee as defined in Annex A.  However, if a technology transfer is requested after BIOMEVA has received an additional purchase order for the production of significant volumes, i.e. at least 20 g or more, of NRG-1 beta, the technology transfer fee will be at cost.

PART 3
PRICING AND PAYMENT

3.1                               Fees and milestone payments are set out in Annex A.  ProteoSys will pay BIOMEVA for individual milestones undertaken according to the schedule set forth in Annex A, within thirty (30) days of having been informed by BIOMEVA that the milestone has been met, and ProteoSys has informed BIOMEVA in writing that the milestone is acceptable, and acknowledges that it satisfies the cnteria stated in the Agreement.  The delivery of
NRG-1 beta will be accompanied by a pharmaceutical certificate of analysis, quality assurance and quality control documents and batch certificates.  ProteoSys shall have the right to audit records and inspect the work and determine completion to its satisfaction prior to its acceptance of the milestone being met.  Payment will be by bank transfer to accounts specified by BIOMEVA.  The according milestone will be considered to be accepted by ProteoSys within thirty (30) days of having been informed by BIOMEVA that the milestone has been met In the case that ProteaSys does not inform BIOMEVA In writing that ProteoSys is taking actions to verify if the according milestone is acceptable and/or does not inform BIOMEVA that the according milestone is not acceptable.

3.2                               All prices listed in Annex A are exdusive of value added tax (VAT), or any other taxes and duties now existing or hereinafter imposed by national authorities or those of any political subdivision thereof upon the sale of NRG-1 beta by BIOMEVA to ProteoSys, which are to be paid by ProteoSys, along with costs of transportation and insurance to cover the risk of loss.

(a)                                 If ProteoSys fails to pay an uncontested invoice within forty five (45) days after receipt despite a written reminder by BIOMEVA, the respective invoice will bear interest at the rate of 1% per month commencing as on the 31st day after ProteoSys receiving the according invoice.  ProteoSys’ payment obligation under this Part 3 shall survive any termination or expiration of this Agreement.  In case of early termination, however, the payment obligation shall survive only for services performed prior to termination or expiration.

PART 4
SHIPPING, STORAGE, AND INSPECTION

Shipping

4.1                               BIOMEVA will ensure that all NRG-1 beta will be packaged for shipment in accordance with recognized standards for the maintenance of the cold chain from BIOMEVA’s manufacturing facility to a ProtoSys-designed facility, through a mutually agreed upon courier service.  BIOMEVA will equip the shipment with a temperature recording unit that must be sent back to BIOMEVA upon arrival by ProteoSys to ensure the cold chain documentation.  All costs to packaging and shipment will be borne by ProteoSys.

Storage and Inspection

4.2                               BIOMEVA will at its own cost store NRG-1 beta for ProteoSys a maximum of one year starting after successful completion of the manufacturing process of 20 g of clinical grade material in appropriate cold storage.  Within this year, ProteoSys will organize the shipment of NRG-1 beta, meaning that it will supply BIOMEVA with all data necessary for proper shipment to a location for long term storage indicated by ProteoSys.

4.3                               ProteoSys or its designated consignee will promptly store all NRG-1 beta immediately upon receipt in appropriate cold storage and will, as soon as practicable after receipt of NRG-1 beta, inspect the shipment.

Testing of NRG-L beta, Audit of BIOMEVA’s Manufacturing Facility

4.4                               ProteoSys may arrange for NRG-1 beta to be tested by a mutually agreed-upon independent third party to determine whether the specific activity or purity of NRG-1 beta is within manufacturing specifications as provided in the Product Specifications.  Additionally to the test sample drawn from NRG-1 beta shipment a retention sample from the same NRG-1 beta lot must be tested in the same test setting.  ProteoSys will promptly notify BIOMEVA of such test results once received.  All costs to additional testing, packaging and shipment will be done by ProteoSys.

4.5                               If the testing conducted under Section 4.4 determines that both samples of NRG-1 beta fail to meet the standards of binding activity or purity required under the terms of the Product Specifications, ProteoSys will be entitled to receive, at the option of ProteoSys, a refund of the payments for the relevant project steps, i.e. 5 & 6 or 7 & 8 of Annex A or, within 30 days at the latest, a replacement shipment of NRG-1 beta that fully complies with the Product Specifications within 90 days.  If the results of BIOMEVA’s retention sample indicate that NRG-1 beta does meet the standards set out in the Product Specifications, BIOMEVA and ProteoSys will use good faith efforts to resolve the discrepancy and make a determination as to the suitability of the shipment for use in elaboration into a finished drug product.

4.6                               ProteoSys, on behalf of itself and/or its Affiliates and/or its customers may arrange for GMP compliance audits to be conducted at BIOMEVA’s manufacturing facilities.  ProteoSys will give BIOMEVA not less than thirty (30) business days’ notice prior to conduct of such audits, unless BIOMEVA agrees to a lesser period of time.  ProteoSys will not conduct or permit its Affiliates or customers to conduct ‘no-notice’ audits of BIOMEVA’s manufacturing facilities.  The auditor(s) have to enter into a confidentiality agreement with ProteoSys and BIOMEVA and have to submit the draft report and final report both to ProteoSys and to BIOMEVA.

4.7                               In respect of GMP services, BIOMEVA shall reasonably permit a governmental or regulatory authority body to enter those areas of BIOMEVA’s premises concerned with the services for the sole purpose of observing and inspecting the performance of the GMP services and those records of BIOMEVA specific to the GMP services where such entry is reasonably necessary or mandatory In order for ProteoSys to maintain, approve, apply for or amend its regulatory application or approval in respect of the NRG-1 beta.  Such inspections are subject to (i) the individuals representing such government or regulatory authority body obeying and adhering to the rules and regulations in place at BIOMEVA concerning health and safety, GMP and ProteoSys confidentiality.

PART 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

5.1                               The Parties each represent and wan-ant that, as of the Effective Date

(a)                                 Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with nor fulfillment of the terms and provisions of this Agreement will conflict with or result in a breach of the terms, conditions, covenants or provisions of, or constitute a default of, or violate any material statute, code, rule, regulation or other laws, judgment, order, award, decree or other restriction by contract or by action of law, by which either Party is bound.

(b)                                 Both Parties have full power and authority to do and perform all acts and things required to be done by it under this Agreement.  This Agreement constitutes the valid and binding obligation of the Parties, enforceable in accordance with its terms.

(c)                                  Each Party represents that it is duly incorporated under the laws of the Federal Republic of Germany.

(d)                                 Each Party represents that the signatories hereto are duly authorized to execute this Agreement on behalf of their respective corporations.

5.2                               BIOMEVA hereby warrants to ProteoSys that:

(a)                                 it has the necessary permits (including permit for work in a GMP environment), facilities and technically qualified employees that may be reasonably anticipated to be required for provision of the services under this Agreement;

(b)                                 it will diligently perform the services In accordance with its obligations under Part 2;

(c)                                  it will deliver the NRG-1 beta according to the Product Specifications and within the timelines set forth in Annex C, provided however that the timelines can be adapted well in advance by mutual consent if necessary for technical reasons or due to reasons not caused by BIOMEVA; and

(d)                                 it will use best efforts to keep the MCB, the        beta and the NRG-1 beta Production Clone safe and secure for the duration defined in this Agreement.

5.3                               BIOMEVA hereby represents, warrants, and covenants that until the expiry of the last of the ProteoSys’s patents relating to NRG-beta 1 (including but not limited to patents no. EP 1 252 186, PCT/EP01/01424, and PCT/EP08/009715), it will not manufacture and/or supply NRG-beta 1 to any person or entity other than ProteoSys.

PART 6
CONFIDENTIALITY AND NON DISCLOSURE

Confidentiality and Non-Dlsclasure

6.1                               Definition

For purposes of this Agreement, “Confidential Information” will include, but not be limited to, inventions, discoveries, Technical Information, Trade Secrets, Know-How, provisional patents, patent applications, computer software code, designs, algorithms, and structures; product information; medical, biomedical, research, testing and development information; pricing; lists of customers and clients and other related information; financial data and information; business plans and processes; marketing and advertising material, and any other information in any media or format of each Party that it shares with the other Party or advises the other Party that the information is to be kept confidential.  Certain materials may be affixed with a legend indicating their confidential nature.  The absence of any such legend on any Item containing or relating to Confidential Information, however, will not give rise to any inference that the information contained therein or derived therefrom is not Confidential Information.

6.2                               Limited Disclosure

The Parties each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary Confidential Information.  Both Parties agree that during the Term of the Agreement and for three (3) years thereafter, it will keep confidential, and will cause its officers, directors, employees, consultants, agents, independent contractors, Affiliates, sub-licensees, assignees and any other persons or entitles to whom Confidential Information is disclosed (the foregoing are sometimes referred to hereinafter collectively and individually, respectively, as “Recipients” and “Recipient”) to keep confidential and not disclose or publish any Confidential Information of the other Party.  Neither Party nor arty Recipients shall use Confidential Information of the other Party for any purpose whatsoever other than to exercise any rights granted to it or reserved by it under this Agreement.

6.3                              Limited Disclosure

The Parties each agree that any disclosure of the other Party’s Confidential Information to any Recipient shall be made only if and to the extent necessary to carry out a Recipient’s rights and responsibilities under this Agreement (including but not limited to the officers, employees, agent contractor, sub-licensee, agent or legal advisor of Recipient), shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to persons who are bound by enforceable confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.  The Parties each further agree not to disclose or transfer the other Party’s Confidential Information to any third parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by iaw, and except as otherwise expressly permitted by this Agreement.  Each Party shall take such action, and shall cause its respective Recipients to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, and in no event, less than reasonable care.  Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of the request or, if earlier, the termination or expiration of this Agreement, provided, however, that a Party may retain Confidential Information of the other Party relating to any right which survives such termination and one copy of all other Confidential Information may be retained for archival purposes.

6.4                               Each Party may disclose Information to the extent such disclosure is reasonably necessary in

(a)                                 filing and prosecuting patent applications and maintaining patents; or

(b)                                 filing, prosecuting or defending litigation; or

(c)                                  complying with applicable laws, regulations or court orders;

provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential information, it shall give reasonable advance notice to the other Party of such disclosure requirement and shall use Commercially Reasonable Efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

6.5                               Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party.

6.6                               Exclusion

Confidential Information does not include any information or Know-How which:

(a)                                 is already public or become available to the public through no breach of this Agreement by either Party, or

(b)                                 was in the receiving Party’s possession prior to receipt from the disclosing Party, or

(c)                                  is lawfully received independently from a third party who is free to disclose such information to either Party, or

(d)                                 is independently developed by, or on behalf of, either Party, or

(e)                                  is required to be disclosed by a government agency or court of law.  In such a case, the requested Party shall give the other Party notice immediately upon receipt of such a request to enable it to take such action as it may deem appropriate to protect the confidentiality of the information, including but not limited to seeking injunctive relief.

6.7                               Publicity

Neither Party may publicly disclose the existence or general terms of this Agreement without the prior written consent of the other Party, provided, however, that either Party may make such a disclosure

(a)                                 to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded or

(b)                                 to any investors, prospective investors, lenders and other potential financing  sources who are obligated to keep such Information confidential.

In this regard, the Parties will use Commercially Reasonable Efforts to obtain a written nondisclosure agreement, but it is understood that certain potential financing sources may refuse to sign such agreements (the “Non-Signers”), in which event, the Parties shall give notice to each other in advance of disclosure contemplated to a Non-Signer and will coordinate with each other the contemplated disclosure and in ail other situations (i.e. other than with Non-Signers), the disclosing Party shall make Reasonable Efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.  The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to the Agreement for publication.  Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.  Notwithstanding the foregoing, nothing in this Part 6 is intended to prohibit or inhibit either Party from communications with an Affiliate and any disclosure requirements incumbent upon either Party by applicable law or regulation, Including but not limited to security laws and/or regulations.

PART 7
INVENTIONS

All rights to the NRG-beta 1 and to any Improvements or further developments of the NRG-beta 1, any Know-How related to the NRG-beta 1, as well as any inventions, discoveries, innovations, improvements, works of authorship and know-how developed under this Agreement specifically related to NRG-beta 1 are the exclusive property of ProteoSys on a worldwide basis.  BIOMEVA herewith transfers and assigns any right and title It might have to such improvements, developments, know-how, inventions, discoveries or works of authorship to ProteoSys and ProteoSys herewith accepts such assignment.  ProteoSys will name those employees and consultants of BIOMEVA as Inventors on patent applications who have substantially contributed to the according invention.  However, ProteoSys has no obligation whatsoever to compensate such inventors far their contribution.

PART 8
TERM AND TERMINATION

Term

8.1                               This Agreement will be in effect from the Effective Date and remain in force until the shipment of NRG-1 beta to the location designated by ProteoSys and payment of the last Installment according Annex A unless otherwise terminated In accordance with the terms hereof (the “Term”).

Termination by Either Party

8.2                               Either Party may terminate this Agreement immediately upon written notice if the other Party

(a)                                 is in breach or violates any of the terms and conditions of or fails to perform any of its obligations under this Agreement and, after receiving notice from the other Party, does not cure such default within thirty (30) days, or

(b)                                 becomes insolvent, bankrupt, makes an assignment for the benefit of its creditors or has a receiver, receiver/manager, trustee or liquidator appointed in respect of its business or its assets.

Termination by ProteoSys

8.3                               Notwithstanding any other provision of this Agreement, ProteoSys may terminate this Agreement immediately upon written notice to BIOMEVA, if BIOMEVA is in breach of this Agreement or has failed to satisfy any material provision of the current Scope of Work described in Part 2, including a failure to meet any minimum Product Specifications.

8.4                               ProteoSys may terminate this agreement with 39 days prior notice if it establishes that continuing to pursue its plans for the commercialization of NRG-1 beta is no longer commercially reasonable or feasible for ProteoSys.  Within three years after such termination, ProteoSys shall not enter into a manufacturing agreement regarding NRG-1 beta without giving BIOMEVA the right to continue the project under the same terms as in this Agreement.

8.5                               In the unlikely event that ProteoSys terminates the production of 20 g of NRG-1 beta (project step 7) after having placed a purchase order for it with BIOMEVA, a cancellation fee will be applicable as defined in Annex A.

Termination by BIOMEVA

8.6                               Notwithstanding any other provision of this Agreement, BIOMEVA may terminate this Agreement immediately upon written notice to ProteoSys, if ProteoSys fails to meet the payments as listed in Annex A of this Agreement despite BIOMEVA gave ProteoSys a thirty (30) day period to cure any of the foregoing breach.

Effect of Expiration and Termination

8.7                               Expiration or termination of the Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination.

8.8                               Upon termination of this Agreement by ProteoSys pursuant to Part 8 and/or upon termination of this Agreement by any Party pursuant to Section 10.3 (Force Mafture), prior to the achievement of certain milestones in Annex A, ProteoSys is not obliged to pay for the unfulfilled milestones.

PART 9
LIABILITIES AND INDEMNIFICATION

Limitation of Liability

9.1                               Neither Party shall be liable the other Party or any of its Affiliates for any incidental, or consequential damages resulting from exercise of the use of NRG-1 beta.  The maximum amount of any liability of BIOMEVA to ProteoSys will be the total sum of the payments listed in the right column in Annex A of this Agreement.  Nothing in this Section 9.1 shall restrict the Parties’ obligations under Section 9.3 and 9.4.

9.2                               If BIOMEVA is unable to complete projects steps as set out in Annex A, BIOMEVA will provide the required data, information and already produced or purchased material for further process development and production of NRG-1 beta under GMP conditions.  In this case, BIOMEVA will ensure a seamless transfer to a third party as requested by ProteoSys.  BIOMEVA will bear all its own costs related to this technology transfer.

Indemnification

9.3                               ProteoSys will indemnify, hold harmless, and defend BIOMEVA and its Affiliates, its officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the use of the purchased NRG-1 beta and the sale of the purchased NRG-1 beta (after it has been elaborated into finished drug form), unless such claims, suits, losses, damage, costs, fees, and expenses are due to BIOMEVA’s intentional or negligent breach of this Agreement.  This indemnification will include, but will not be limited to, any product liability.

9.4                               BIOMEVA will Indemnify, hold harmless, and defend ProteoSys and its Affiliates, its officers, employees, arid agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from NRG-1 beta not in accordance with the Product Specifications and GMP caused by BIOMEVA, unless such claims, suits, losses, damage, costs, fees, and expenses are not caused by BIOMEVA.  This indemnification will include, but will not be limited to, any product liability and is limited to 5 million Euro in total.

9.5                               BIOMEVA makes no representation or warranty express or implied as to whether or not commercializing NRG-1 beta Including but not limited to making, using, selling, offering to sell, importing and/or exporting NRG-1 beta manufactured by BIOMEVA technology hereunder, infringes any intellectual property and/or if patents are involved, that they are valid and that there is freedom to operate or that the process and/or NRG-1 beta manufactured is fit for a particular purpose.

Notice of Claim

9.6                               BIOMEVA and ProteoSys will promptly notify each other in writing of any claim or suit brought against either Party in respect of which either Party intends to invoke the provisions of this Part 9.  Both Parties will keep each other informed on a current basis of its defense of any claims pursuant to this Part 9 and will not take any action that is harmful to the other Party.

PART 10
GENERAL PROVISIONS

Entire Agreement

10.1                        This Agreement constitutes the entire agreement between the Parties and supersedes every previous agreement, communication, negotiation, representation or understanding, whether oral or written, expressed or implied, between the Parties with respect to the subject matter of this Agreement save and except the “Gehelmhaltungsvereinbarung” between the Parties from 22nd of February 2008.

10.2                        No director, officer, employee or agent of any Party has any authority to make any representation or commitment not contained this Agreement and each Party has executed this Agreement without reliance upon any such representation or commitment.

Force Majeure

10.3                        No party shall be liable to the other party in damages or otherwise by reason of any failure or delay in performance of this Agreement if such delay or failure is due to any event beyond the control of the parties, including, without limitation, fire, explosion, weather, disease, war, acts of terrorism, insurrection, or riots, provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the event causing delay or failure.  Any deadline or time for performance specified in this Agreement which falls due during or subsequent to the occurrence of any of the events referred to above shall be automatically extended for a period of time equal to the period of delay caused by any such event.

Severability

10.4                        If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision and the Parties will substitute another provision, if necessary, that is enforceable and is as dose in meaning and content as the unenforceable provision without being unenforceable.

Amendments

10.5                        This Agreement may not be amended except in wilting signed by both Parties.

Assignment

10.6                        ProteoSys will be entitled to assign this Agreement, provided that it gave BIOMEVA at least 30 days prior written notice.  Notwithstanding the foregoing, ProteoSys may assign this Agreement to an Affiliate, provided it remains primarily liable under this Agreement.

Governing Law and Arbitration

10.7                        This Agreement shall be governed by and construed according to and the laws of Germany.

10.8                        In the event that a Party to this Agreement perceives the existence of a dispute with the other Party concerning any right or duty provided for herein, the President, Chief Executive Officer or designee with authority to resolve the dispute completely, of each of the Parties will, as soon as practicable, confer in an attempt to resolve the dispute.

10.9                        Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved between the Parties as described in Section 10.8 above, shall be exclusively and finally resolved in accordance with the rules, then in effect, of the German Institution of Arbitration e.V. (DIS).  The Parties shall share equally the cost of the arbitrators.  Unless agreed in writing otherwise, the dispute shall be resolved by a board of three (3) arbitrators.  If the Arbitration is brought by ProteoSys, it shall take place in Heidelberg, Germany, and if brought by BIOMEVA, it shall take place in Frankfurt a.M., Germany.  Such independent arbitration shall be conducted by arbitrator(s) of sufficient education, scientific experience, and reputation to address such issues.  Unless agreed in writing otherwise, the board shall be composed of one arbitrator selected by ProteoSys, one selected by BIOMEVA and one selected by ProteoSys and BIOMEVA.  If ProteoSys and BIOMEVA cannot agree upon the third arbitrator within Fourteen (14) days after the notice of arbitration, the third arbitrator shall be selected by the German Institution of Arbitration in accordance with its rules.  The decision of such panel shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction.  The arbitral proceedings shall be conducted in German, but documents In English must not be translated.

10.10                 To be effective, a notice, request, demand or direction (each for the purposes of this provision a “Notice) to be given pursuant to this Agreement by one Party to another Party must be in writing and must be

(a)                                 delivered by hand or by mail, or

(b)                                 received by fax transmission or other similar form of written communication by electronic means,

in each case addressed as applicable as follows:

If to ProteoSys at:	Carl-Zeiss-Straße 51
D-55129 Mainz, Germany

Attention: Helmut Matthies
Fax: +49 (0)6131 50192-11
Email: helmut.matthies@proteosys.com

If to BIOMEVA at	Czernyring 22
D-69115 Heidelberg
Attention: Dr. Thomas Pultar
Fax: +99 (0) 6221 90260
Email: thomas.pultar@biomeva.com

or to such other address or fax number as is specified by the addressee by notice to the other Party.

10.11                 If a notice is delivered or sent by fax or e-mail in accordance with this section, it shall only be deemed received if actually received before 5:30 p.m., otherwise it will be deemed to have been received on the next business day.

No Partnership

10.12                 Nothing in this Agreement will constitute, by any means, a partnership or joint venture or similar legal relationship and/or entity existing between the Parties.  The relationship of the Parties established by this Agreement is that of independent contractors.  Nothing contained in this Agreement shall be construed to create arty other relationship such that one Party shall have the power to direct or control the day-to-day activities of the other Party or have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, expressed or implied, on behalf of the other Party.  All financial obligations associated with each Party’s business are the sole responsibility of that Party.  It is mutually agreed and understood that neither Party to this Agreement is authorized to act as an agent for the other Party by virtue of this Agreement.

Successors and Assigns

10.13                 This Agreement will ensure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

Further Assurances

10.14                 Each Party will, at such Party’s own expense and without expense to the other Party, execute and deliver such further agreements and other documents and do such further acts and things as the other Party reasonably requests to evidence, carry out or give full force and effect to the Intent of this Agreement.

Counterparts

10.15                 This Agreement may be executed in any number of counterparts with the same effect as if both Parties to this Agreement had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

Survival

10.16                 Unless otherwise expressly stated in this Agreement, Part 6 (Confidentiality), Part 8 (Term and Termination), Part 9 (Liabilities and Indemnification), Part 10 (General Provisions), and Part 5 (Representations and Warranties) shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF this Agreement was executed by the Parties as of the day and year first above written.

For ProteoSys:		for BIOMEVA:

/s/	28/04/09	/s/	28/04/09
(signature/date)		(signature/date)

/s/ CEO		Dr. Th. Pultar Managing Director
(name/position)		(name/position)